Exhibit 5.1

August 2, 2021

Twilio Inc.

375 Beale Street, Suite 300

San Francisco, CA 94105

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Twilio Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 2, 2021, in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 1,175,923 shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), issued and outstanding and to be sold by certain selling stockholders (the “Selling Stockholders”) in connection with that certain Agreement and Plan of Merger dated as of May 16, 2021 by and among the Company, certain wholly owned subsidiaries of the Company, Zipwhip, Inc. and Fortis Advisors LLC, solely in its capacity as the Selling Stockholders’ agent.

In connection with our opinion expressed below we such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.

the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), certified by the Delaware Secretary of State on July 20, 2021 and the Company’s Second Amended and Restated Bylaws (the “Bylaws” and, together with the Certificate, as each may be amended, modified or restated, the “Charter Documents”);

2.	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference and the prospectus prepared in connection with the Registration Statement;

3.

certain corporate proceedings of the Company’s board of directors (the “Board”) and stockholders relating to the Registration Statement, the Charter Documents, the Merger Agreement and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable;

4.	a good standing certificate regarding the Company issued by the Delaware Secretary of State dated July 30, 2021; and

5.	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. The Company’s capital stock is uncertificated. We assume that the issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with DGCL Section 158 and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law.

Twilio Inc.

August 2, 2021

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In connection with our opinion expressed in paragraphs (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Common Stock by the Company to the Selling Stockholders and as of the date hereof, there will not have occurred any change in the law or the facts affecting the validity of the Common Stock, any change in actions of the Board or the Company’s stockholders, or any amendments to the Charter Documents, and (ii) at the time of the issuance and as of the date hereof, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares by the Company to the Selling Stockholders, immediately prior to the rendition of this opinion, is in compliance by the Company with the terms of the Common Stock and will not result in a violation of any provision of any of the Charter Documents or of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

2.

the up to an aggregate of 1,175,923 shares of Stock to be sold by the Selling Stockholders, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus will be, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of the Selling Stockholders’ Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date first written above, based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP